Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-05811, 333-44983, 333-110141, 333-134043, 333-157638, 333-161232, 333-191817, 333-197948, 333-200463, 333-213432, 333-213434, and 333-232987 on Form S-8 and No. 333-112452 on Form S-3 of our reports dated March 1, 2021, relating to the financial statements of Scientific Games Corporation and the effectiveness of Scientific Games Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Scientific Games Corporation for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 1, 2021